Exhibit 99.1

NEWS RELEASE

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Aug. 30, 2013)

BAKER AND IMS ANNOUNCE DATE OF TENDER OFFER

PITTSBURGH – Michael Baker Corporation (“Baker”) (NYSE MKT:BKR) and Integrated Mission Solutions, LLC (“IMS”), an affiliate of DC Capital Partners LLC, have agreed that the commencement date of IMS’s tender offer will be September 6, 2013, or such other date as may be mutually agreed.

Important Information About the Tender Offer

This news release is not an offer to purchase or a solicitation of an offer to sell securities of Baker. The planned tender offer by Integrated Mission Solutions for all of the outstanding shares of common stock of Baker has not been commenced. On commencement of the tender offer, Integrated Mission Solutions will mail to Baker’s shareholders an offer to purchase and related materials and Baker will mail to its shareholders a recommendation statement with respect to the tender offer. Integrated Mission Solutions will file its offer to purchase with the Securities and Exchange Commission (“SEC”) on Schedule TO, and Baker will file its recommendation statement with the SEC on Schedule 14D-9. Baker shareholders are urged to read these materials carefully when they become available, since they will contain important information, including the terms and conditions of the offer. Baker shareholders may obtain a free copy of these materials (when they become available) and other documents filed by Integrated Mission Solutions or Baker with the SEC at the website maintained by the SEC at www.sec.gov. These materials also may be obtained (when they become available) for free by contacting the information agent in the tender offer (when one is selected).

About Baker

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment. Learn more at www.mbakercorp.com.

About Integrated Mission Solutions, LLC

Integrated Mission Solutions, LLC (“IMS”) is a rapidly growing, global provider of a comprehensive continuum of mission critical services and solutions including, but not limited to: Engineering and Construction, Technical and Professional Services, Full Life Cycle Support, Strategic Consulting and Competitive Intelligence, Intelligence Operational Support and Training, Intelligence Community Information Technology Solutions, Research, Test, Evaluation, Procurement, and Software Development, and Enterprise and Communications Solutions. IMS has a diverse customer base with a primary focus on the United States Intelligence Community, Department of State, Department of Defense, Department of Homeland Security, United States Army Corps of Engineers, and other federal agencies. Learn more at www.integratedmissionsolutionsllc.com.

About DC Capital Partners, LLC

DC Capital Partners, LLC is a private investment firm headquartered in Washington, DC focused on making control investments in middle market companies that provide differentiated and innovative services and solutions to the United States government. DC Capital’s investment strategy emphasizes sectors that it believes offer the most compelling growth opportunities including, but not limited to, Intelligence, Information Technology, Development, Security, Infrastructure, Construction, and Environmental services. Learn more at www.dccapitalpartners.com.

Note with respect to Forward-Looking Statements:

This press release contains forward-looking statements with respect to the tender offer and related transactions, including the benefits expected from the acquisition and the expected timing of the completion of the transaction. When used in this press release, the words

“can,” “will,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including uncertainties regarding the timing of the closing of the transaction and the risk that the transaction will not close. Factors that could cause actual results to differ materially include the following: the risk that a majority of Baker shares do not tender their stock in the tender offer, the risk that the company experiences a material adverse change giving IMS the right not to close the transaction, the risk that IMS is unable to close on its financing and the risk that Baker’s businesses will suffer due to uncertainty related to the transaction, the competitive environment in our industry and competitive responses to the transaction. Baker does not assume any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Further information on factors that could affect Baker’s financial results is provided in documents filed by Baker with the SEC, including Baker’s recent filings on Form 10-Q and Form 10-K.